Exhibit 10.39

Please Read Carefully. This Confidential Retirement Agreement Includes a Release of Known and Unknown Claims.
RETIREMENT AGREEMENT AND GENERAL RELEASE
This Retirement Agreement and General Release (this "Agreement"), dated December 31, 2025, is entered into by and between L. B. FOSTER COMPANY, a Pennsylvania corporation (the "Company"), and Brian H. Kelly ("Employee").
RECITALS
WHEREAS, Employee will voluntarily retire from employment with the Company, on December 31, 2025 (the "Retirement Date"); and
WHEREAS, the Company advises Employee to consult with an attorney before signing this Agreement. Any questions regarding this Agreement should be directed to Jamie F. O'Neill, Senior Vice President, Human Resources, at (412) 480-9972; and
WHEREAS, Employee may take up to 45 calendar days after receiving this or until the Retirement Date (whichever is longer) to consider and consult with an attorney (at Employee's sole cost) about these documents, before deciding whether to sign this Agreement. Any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original consideration period; and
WHEREAS, Employee will not sign this Agreement unless Employee has carefully read this Agreement, understands its contents, and voluntarily signs this Agreement, intending to be legally bound by its terms; and
WHEREAS, the Parties intend for this Agreement to release all known and unknown claims that Employee might have against the Company and its affiliates, to the fullest extent to which claims against an employer can be released under applicable law.
NOW, THEREFORE, in consideration of: (a) the mutual covenants and agreements set forth in this Agreement; (b) the approval of Employee's retirement by the Compensation Committee of the Board of Directors of the Company, the accelerated vesting of Employee's existing Restricted Stock Awards, continued participation on a pro-rata basis in the Company's Long Term Incentive Plan with respect to those Performance Share Unit awards made prior to the date of this Agreement, payout of any awards of shares or Performance Share Units to the extent earned during active employment preceding an approved retirement under the Performance-Based Stock Award Retention Program and Strategy Transformation Plan, payment of an annual cash bonus for fiscal year 2025, if earned, and payment of Employee's accrued balance under the Company's Supplemental Executive Retirement Plan; and (c) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Recitals. The foregoing recitals are true and correct and incorporated herein.
2.Consideration. Employee and Company acknowledge and agree that consideration for the agreements and covenants set forth herein, the Compensation Committee of the Board of Directors of the Company shall approve the retirement of Employee which shall provide for the following benefits which would not otherwise be provided or payable to Employee without such action and without the execution of this Agreement and the documents contemplated hereunder: the accelerated vesting of Employee's existing Restricted Stock Awards; continued participation on a pro-rata basis in the Company's Long Term Incentive Plan with respect to those Performance Share Unit awards made prior to the date of this Agreement; payout of any awards of shares or Performance Share Units to the extent earned during active employment preceding an approved retirement under the Performance-Based Stock Award Retention Program and Strategy Transformation Plan; payment of an annual cash bonus for fiscal year 2025, if earned; and payment of Employee's accrued balance under the Company's Supplemental Executive Retirement Plan.

3.No Consideration Unless This Agreement is Executed. Employee understands and agrees that Employee has no right to receive the consideration specified in this Agreement, unless Employee signs and does not revoke this Agreement and continues to abide by all of the terms set forth herein.
4.Revocation, Execution, and Effective Date. The Company has provided advance notice that the Retirement Date shall be Employee's last day of employment with the Company. The Parties have agreed that Employee will remain employed with the Company until the Retirement Date, with Employee making best efforts on a full-time basis to meet the Company's reasonable expectations during this time period, subject to the Company's right to modify the Retirement Date if circumstances warrant doing so. Employee was provided with a copy of this Agreement on October 23, 2025, but Employee shall not sign this Agreement until the Retirement Date. For a period of 7 calendar days after signing this Agreement, Employee may revoke this Agreement. The Agreement becomes effective on the 8th day after Employee signs it if not revoked ("Effective Date"). To revoke the Agreement, Employee must state in writing addressed to Jamie F. O'Neill, Senior Vice President-Human Resources, L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220: "I hereby revoke my acceptance of our Confidential Retirement Agreement and General Release." The revocation must be personally delivered to Jamie F. O'Neill or, if sent by mail, postmarked within 7 calendar days after Employee signs this Agreement. Upon the Retirement Date, Employee shall be deemed to have resigned, effective as of the date of such termination and to the extent applicable, from all Board or officer position(s) held with the Company and any of its affiliates.
5.Employment Period. From the date of this Agreement through and until December 31, 2025 (the "Employment Period"), Employee shall continue as an employee of the Company as Executive Vice President — Senior Advisor to the Chief Executive Officer performing his prescribed duties as currently defined and performed, and subject to the Company's policies and requirements applicable to its employees and to Employee as an executive officer thereof. Employee hereby irrevocably designates December 31, 2025 as his Retirement Date from employment with the Company. Concurrently with such retirement, Employee shall execute and deliver to the Company a release of all claims against the Company, provided that this Agreement all other benefits provided to Employee as a retiree under applicable Company plans shall continue in full force and effect.
6. General Release.
a.    In consideration of the benefits described this Agreement, Employee knowingly and voluntarily releases and forever discharges the Company, its parent, affiliates, subsidiaries, divisions, predecessors, successors and assigns, and all of their current and former employees, attorneys, shareholders, members, officers, directors and agents, and the current and former trustees or administrators of any retirement or other benefit plan applicable to their employees or former employees (collectively "Releasees"), jointly and individually, from all claims, demands, liabilities, obligations, promises, damages, actions and causes of action, known and unknown, in law or equity, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, which Employee (and/or Employee's heirs, executors, or estate administrators) has or may have against Releasees as of the date Employee signs this Release. Examples of released claims include, but are not limited to, any alleged violation of:

•The National Labor Relations Act;
•Title VII of the Civil Rights Act of 1964, as amended;
•The Civil Rights Act of 1991;
•Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•The Employee Retirement Income Security Act of 1974, as amended;
•The Immigration Reform and Control Act, as amended;
•The Americans with Disabilities Act of 1990, as amended;
•The Age Discrimination in Employment Act of 1967, as amended;
•The Older Workers Benefit Protection Act;
•The Occupational Safety and Health Act, as amended;
•The Equal Pay Act of 1963;
•Uniformed Services Employment and Reemployment Rights Act;

•The Consolidated Omnibus Budget Reconciliation Act of 1985;
•The Genetic Information Nondiscrimination Act of 2008;
•The Pennsylvania Human Relations Act;
•The Pennsylvania Wage Payment and Collection Law
•The Allegheny County Human Relations Act, Allegheny County Ord. No. 26-09-OR;
•Pittsburgh City Code, Chapters 651-659;
•The Pennsylvania Breach of Personal Information Notification Act;
•The Sarbanes-Oxley Act of 2002;
•The Dodd-Frank Act;
•Any other federal, state, or local civil or human rights law that may be legally waived and released;
•All claims under laws governing the payment of wages or protection of workers seeking payment of wages or protection of workers seeking payment for work performed and any other federal, state or local statutory and/or common laws governing the payment of wages that may be legally waived and released;
•Any federal, state, or local public policy, tort, or common law; and
•Any contract, express or implied.
Employee also releases any claim or assertion for recovery of costs, legal fees, or other expenses related in any way whatsoever to the termination of Employee's employment with the Company or its affiliates (the foregoing is collectively referred to herein as the "Release"). Provided, however, that nothing in this Agreement extinguishes any claims Employee may have against the Company or its affiliates for breach of this Agreement.
b.The Parties intend for this Release to serve as a general release of all of Employee's claims against all Releasees, excluding only those claims that Employee cannot release as a matter of law under any statute or common law. The Company advises Employee to seek independent legal counsel if Employee desires clarification on the scope of this general release.
c.This Release does not preclude Employee from filing a charge or complaint with any appropriate federal, state, or local government agency, including but not limited to the Equal Employment Opportunity Commission, and/or from cooperating with any such agency in an investigation. Employee, however, waives any right to file a personal lawsuit, and waives any right to accept, recover or receive monetary damages or other relief for the above released claims as a result of any legal proceeding (including through settlement), without regard as to the party or agency filing the complaint or charge. Employee does not waive the right to seek a judicial determination of the validity of Employee's release of claims arising under the Age Discrimination in Employment Act.
d.Notwithstanding any other provision of this Agreement, for the avoidance of doubt, nothing herein prevents reporting (or receiving any financial awards from the government resulting from reporting) possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, protected under the whistleblower provisions of federal law or regulation.
7. Affirmations. By signing below, Employee represents and agrees that Employee was not denied any leave or benefit to which there was legal entitlement, received the correct pay for all hours worked, and has no known workplace injuries or occupational diseases. Employee affirms that Employee has not filed, nor has Employee caused to be filed, nor is Employee presently a party to, any claim, complaint, or action against any of the Releasees in any forum or form. Other than the consideration referred to herein, Employee affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, and/or commissions to which Employee may be entitled and that no other leave (paid or unpaid), benefits, compensation, wages, payments, and/or commissions are due to Employee. Employee is not aware of any facts that would support the filing of a claim, charge, or other proceeding against any of the Releasees. Employee has no knowledge of any illegal or unethical conduct by any of the Releasees.

8.Non-Admission of Wrongdoing. Employee agrees that this Release is not an admission of wrongdoing by the Company or the Releasees, and the act of offering this Release will not be used as evidence of any liability or unlawful conduct of any kind.
9.Confidentiality. Except as provided in Section 6(c) and (d), Employee agrees that he/she has not disclosed and shall not disclose any information regarding the existence or terms of this Agreement, except to Employee's immediate family, tax advisor and/or attorney with whom Employee chooses to consult regarding consideration of this Agreement before signing it, or as required or compelled by process of law. If Employee discloses this Agreement to his/her spouse, tax advisor and/or attorney, Employee will advise them that its terms are not to be disclosed.
10.Cooperation. Employee agrees to be reasonably available to the Company and the Releasees, and to respond to requests for information concerning work performed by Employee, and to provide information, documents, declarations or statements, and to meet with attorneys and other representatives to prepare for and give depositions or testimony, and/or to otherwise cooperate in the investigation, defense or prosecution of matters relating to any threatened, present, or future legal action, investigations or administrative proceedings involving the Company. The Company will advance or reimburse Employee's reasonable costs incurred as a result of Employee's obligations under this Section
11.Non-Disparagement. Employee agrees that he shall not make any disparaging statement about the Company or any current or former officer, director or employee of the Company to any past, present or future customers, employees, clients, contractors, or vendors of the Company or to any news or communications media or to any other person, orally or in writing or by any other medium of communication (including but not limited to Internet communications such as social media sites, e-mails, message boards, "chat rooms" and web postings). As used herein, the term "disparaging statement" means any communication, oral or written, which is critical of or derogatory towards or which would cause or tend to cause humiliation or embarrassment to or cause a recipient of such communication to question the business condition, integrity, product, service, quality, confidence or good character of the Company or any current or former officer, director or employee of the Company.
12.Governing Law. To the extent that federal law governs the interpretation or enforceability of any provision in this Agreement, the Agreement shall be interpreted and enforced in accordance with federal law. Otherwise, this Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without giving effect to conflicts-of-law principles.
13.Venue. The Parties agree that either the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas, Allegheny County will be the exclusive venue for any action or proceeding to enforce or interpret this Agreement. Employee irrevocably waives his/her right to object to or challenge this venue, based on inconvenience or unfairness.
14. Confidential Information. Employee agrees that information obtained by or disclosed to Employee while employed by the Company or thereafter, which the Company has not made available to the general public and which could be of value to competitors of the Company, including but not limited to information about the Company's and its subsidiaries' and affiliates' operations, processes, practices, programs, business and strategic plans, pricing, marketing, research and development, costs and profit margins, customer needs and products is strictly confidential and/or proprietary to the Company and shall not be disclosed, discussed or revealed to any persons, entities or organizations outside the Company without its prior written approval. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning violations of law or regulation, and Employee may disclose Proprietary Information and/or trade secret information to a government official or to an attorney and use it in certain proceedings without fear of prosecution or liability provided that Employee does so consistent with 18 U.S.C. § 1833.
15. Post-Employment Obligations.

1.Employee further affirms that Employee entered into a Confidentiality, Intellectual Property and Non-Compete Agreement dated April 3, 2007 (a copy of which is attached hereto as Appendix A) (the "Non-Compete Agreement"), and in advance of signing this Agreement, Employee voluntarily reaffirms and agrees to continue to abide by its post-employment restrictions and understands the extent of those obligations as well as affirms their enforceability and validity.
2.In addition to those contractual obligations, Employee understands Employee's common law and statutory obligations to the Company, which includes, but is not limited to, abiding by the Defend Trade Secrets Act, the Pennsylvania Uniform Trade Secrets Act and not using or disclosing any of the Company's Proprietary Information for Employee's or any other person or entity's benefit. Employee agrees that any violation of these post-employment obligations shall result in irreparable harm to the Company and warrant immediate, injunctive relief without the posting of a bond. Employee further acknowledges and agrees that Proprietary Information means any information of value relating to the Company's business that has not previously been publicly released by duly authorized representatives of the Company, and shall include (but shall not be limited to) trade secrets, information encompassed in all drawings, designs, plans, proposals, business/sales strategies, marketing and sales plans, research and development plans, financial information, costs, pricing information, profit margins, proposal/estimating/sales information, customer/prospective customer information, vendor information, employee information that could be used by a competitor to engage in unfair competition or interfere with the Company's relationships, and all methods, concepts, best practices, know-how, or ideas in or reasonably related to the Company's business.
16. Injunctive Relief/Remedies. In the event of any breach by you of the provisions of Sections 9, 11, 14, and 15 of this Agreement, the Company shall have no obligation to continue paying you any amounts or delivering to you any equity, as appropriate, that would otherwise be due to you, including amounts under Section 2 hereof; Employee's Restricted Stock Awards which acceleration was vested hereunder; those Performance Share Units which have not yet been earned and issued as of the date of a breach of the covenants contained herein; the annual cash bonus for fiscal year 2025 and Employee's accrued balance under the Company Supplemental Executive Retirement Plan. All these amounts and equity awards shall be forfeited and no longer owed as of the date of any breach Sections 9, 11, 14, and 15 of this Agreement, and those amounts will be used by the Company to pay the attorneys' fees and costs for specific enforcement of Sections 9, 11, 14 and 15 against Employee, which is necessary and reasonable given the legitimate, protectable business interests at issue. Employee agrees that any remedy at law will be inadequate for any breach or threatened breach by Employee of any of the covenants contained in Sections 9, 11,14, and 15 of this Agreement, and that any breach or threatened breach of such covenants would cause such immediate, irreparable, and permanent damages as would be impossible to ascertain. Therefore, Employee agrees and consents that, in the event of any breach or threatened breach of the covenants contained in Sections 9, 11,14, and 1 s of this Agreement in addition to any and all other remedies available to the Company for such breach or threatened breach, including recovery of damages, the Company shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damages by reason of such breach or threatened breach and, to the extent permitted by applicable law, a temporary restraining order or similar procedural device may be granted immediately upon commencement of such action.
17.Return of Company Property. Employee agrees that before signing this Agreement, Employee will return in a prompt and timely manner any and all property and information belonging to the Company or its affiliates in Employee's possession or control, including but not limited to the following (where applicable): automobile; computers (desk top, lap top, iPad, SurfacePro); phone; handheld devices (i.e., iPhone); keys, passwords, and/or ID cards; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. Employee shall search Employee's electronic devices, residence, and automobile and agrees that by signing below, Employee has disclosed all the Company property in Employee's possession or control and returned such property as directed by the Company. Employee acknowledges and agrees that any and all developments, works of authorship, inventions and other works embodying intellectual property rights created by Employee, either alone or with others, during the scope of Employee's employment with the Company are owned by the Company.
18.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

19.Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
20. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
21    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Employee hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company's assets, provided such transferee or successor assumes the liabilities of the Company hereunder.
22.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect, or enforceability of this Agreement.
23.409A; Taxes. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Each payment under this Agreement shall be considered a separate and distinct payment. Employee shall have no right to designate the date of any payment under this Agreement. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A or the tax effects of this Agreement. The Company has no obligation to take any action to prevent the assessment of any tax, including those under Section 409A on any person and neither the Company, nor its subsidiaries or affiliates, nor any of their employees, officers, directors or other representatives or Releasee shall have any liability to Employee with respect to the tax effects of this Agreement and the payments hereunder.
24.Acknowledgements. Employee acknowledges and agrees that:
a.Employee may take up to 45 calendar days to consider this Release. By signing below, Employee may knowingly and voluntarily accept the terms of the Release before the 45-day period has expired.
b.Employee has 7 calendar days to revoke this Release after signing it. To revoke the Release, Employee must deliver, send, or email the revocation in writing addressed to Jamie F. O'Neill, Senior Vice President, Human Resources, L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220, email JONeill@LBFoster.com. The revocation must be delivered or postmarked within 7 calendar days after Employee signs this Release.
c.The Company-advises Employee to consider carefully the terms of this Release and consult with an attorney of Employee's choice before signing it.
d.Any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original 45 calendar day consideration period.

e.Employee enters into this Release on a knowing and voluntary basis, of his own free will without coercion or duress, with the intent to be legally bound, and with the intent to waive, settle and release all releasable claims Employee has or might have against the Company and its affiliates.
f.The Company executes this Release and provides the payments and benefits set forth in this Agreement in reliance on Employee's representations contained in this Release.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

L. B. FOSTER COMPANY
By: /s/ John F. Kasel
Title: President and Chief Executive Officer

Employee

By: /s/ Brian H. Kelly

Appendix A
Executed in Pittsburgh, PA

CONFIDENTIALITY, INTELLECTUAL PROPERTY AND
NON-COMPETE AGREEMENT

     This Confidentiality, Intellectual Property and Non-Compete Agreement (the “Agreement”), dated as of April 3, 2007 is between Brian H. Kelly (the “Employee) and L. B. FOSTER COMPANY, its subsidiaries and their respective successors (the "Company").
WITNESSETH:
WHEREAS, Employee has a position within the Company wherein Employee has and/or will acquire substantial knowledge about the Company, its subsidiaries, its customers, manufacturing processes and other confidential matters, all of which the Company deems proprietary; and
WHEREAS, Employee has received, or may receive, new and valuable consideration in connection with his execution of this agreement, including, without limitation, having the opportunity to participate in the Company's 2007 Management Incentive Plan.
NOW, THEREFORE, in consideration of $1.00, the employment relationship between the parties, the opportunity to participate in the Company's 2007 Management Incentive Plan, other good and valuable consideration and the premises and covenants herein contained, the parties agree, intending to be legally bound, as follows:
1.    Employment At Will
Employee shall be an employee-at-will and either party may terminate the employment relationship at any time and for any reason.

2.    Inventions
For purposes of this Agreement, "Invention" shall mean any and all machines, apparatuses, compositions of matter, methods, know-how, processes, designs, configurations, uses, ideas, concepts or writings of any kind, discovered, conceived, developed, made, or produced, or any improvements to them, and shall not be limited to the definition of an invention contained in the United States Patent Laws. Employee understands and agrees that all Inventions or trademarks, copyrights or patents relating thereto, which reasonably relate to the Company's business as now or hereafter constituted and/or which are conceived or made by Employee while employed by the Company, either alone or with others, are the sole and exclusive property of the Company. Employee understands and agrees that all Inventions, trademarks, copyrights or patents relating thereto, which reasonably relate to the Company's business as now or hereafter constituted and/or which are conceived or made by Employee while employed by the Company, either alone or with others, are the sole and exclusive property of the Company. Employee understands and agrees that all Inventions, trademarks, copyrights or patents described above in this paragraph are the sole and exclusive property of the Company whether or not they are conceived or made during regular working hours.
Employee agrees that he will disclose promptly and in writing to the Company all Inventions within the scope of this Agreement, whether he considers them to be patentable or not, which he, either alone or with others, conceives or makes (whether or not during regular working hours). Employee hereby assigns and agrees to assign all his right, title and interest in and to those Inventions which reasonably relate to the Company's business and agrees not to disclose any of these to others without written consent of the Company. Employee agrees that he will at any time during his engagement hereunder, or after this Agreement terminates, on the request of the Company: (i) execute specific assignments in favor of the Company, or its nominee, of any of the Inventions covered by this Agreement; (ii) execute all papers and perform all lawful acts the Company considers necessary or advisable for the preparation, application, procurement, maintenance, enforcement and defense of patent applications and patents of the United States and foreign countries for these Inventions, for the perfection or enforcement of any trademarks or copyrights relating to such Inventions, and for the transfer of any interest Employee may have; and (iii) execute any and all papers and lawful documents required or necessary to vest sole right, title and interest in the Company, or its nominee, of the above Inventions, patent applications, patents, or any trademarks or copyrights relating thereto. Employee will, at the Company's expense, execute all documents (including those referred to above) and do all other acts necessary to assist in the preservation of all the Company's interest arising under this Agreement.

3.Confidentiality
For purposes of this Agreement, "Proprietary Information" shall mean any information relating to the Company's business that has not previously been publicly released by duly authorized representatives of the Company and shall include (but shall not be limited to) trade secrets, information encompassed in all drawings, designs, plans, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the Company's business, as now or hereafter constituted.
Employee agrees to regard and preserve as confidential all Proprietary Information whether he has such information in his memory or in writing or other physical form. Employee will not, without written authority from the Company to do so, use for his benefit or purposes, nor disclose to others, either during the term of this engagement hereunder or thereafter, any Proprietary Information.
4.Restrictive Covenants
As an inducement to the Company to provide the consideration described above:
(a)    Non-Competition. Employee agrees that during the Non-compete Period Employee will not, directly or indirectly, own, manage, operate, join, control, finance, assist or participate in the ownership, management, operation or control of, or be employed by, or otherwise engage in or become interested in or be connected in any manner with any Competing Business whether as a director, officer, employee, agent, consultant, independent contractor, broker, manager, shareholder, partner, lender, guarantor or in any other capacity (except that, notwithstanding anything to the contrary above, Employee may own 5% or less of the outstanding common stock of any publicly traded corporation); provided, however, that the obligations of this Paragraph 4(a) shall only be applicable if Employee resigns from the Company or is terminated "for cause".
For purposes of this Agreement, termination "for cause" shall mean that Employee was terminated for any of the following reasons:
(i)    the Employee's neglect of or failure to properly perform the duties and responsibilities assigned to the Employee or the failure of the Employee to comply with proper directives of Employee's supervisor(s);
(ii)an act of dishonesty or disloyalty by the Employee relating to the business and affairs of the Company or its relationship with its employees, suppliers, customers or others having a business relationship with the Company;
(iii)conviction of the Employee of a crime involving fraud, theft, intentional dishonesty, moral turpitude or similar conduct;

(iv)misappropriation by the Employee of any funds or property of the Company or actions by the Employee which are inconsistent with the Employee's fiduciary obligations to the Company;
(v)Employee's failure to abide by any of the Company's policies; or
(vi)Any other action or course of conduct by the Employee which has or reasonably can be expected to have an adverse effect on the Company, its business or its affairs.
The Company's Chief Executive Officer's good faith determination that the Employee has resigned or has been terminated "for cause" shall be conclusive. The concept of "constructive discharge" shall not be applicable and any person who claims he was constructively discharged shall be deemed to have resigned from the Company.
(b)    Definitions.
(i)     The term "Non-compete Period" as used herein shall refer to the one (1) year period commencing on the Employee's termination of employment with the Company, provided that, (a) in the event the party subject to the restriction violates any aspect of this Section 4, the Non-compete Period shall be extended by the number of days during the period from the commencement of the violation through the time when such party ceases violating this Section 4.
(ii)     The term "Competing Business" as used herein shall refer to any business (whether conducted through an individual or an entity) which conducts all or part of its business in North America and which sells, fabricates or manufactures products products substantially similar to or competitive with products sold, fabricated, or manufactured by the Company at any time during the Non-Compete period or 3 years prior to the commencement of the Non-Compete Period.
(c)    General.     All parties hereby acknowledge that there are legitimate business interests     at stake (such as protection of the Company's goodwill, customers, employees and trade secrets and other confidential information), that breach of this Section would harm the Company and that the restrictions and restraints contained in this covenant are reasonable. This covenant is ancillary to this Agreement.

(d) Reformation. Should any court of competent jurisdiction determine that, consistent with the established precedent of the forum jurisdiction, the public policy of such jurisdiction requires a more limited restriction in geographic area, duration, nature of restricted activity, or any combination thereof, it would be in furtherance of the intentions of the parties hereto for the court to so interpret and construe the terms of this Section 4 to apply only to the extent of such limited restriction.
5.Injunctive Relief
It is understood and agreed by and between the parties hereto that the violation of this Agreement cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the provisions contained in this Agreement will cause the Company great and irreparable injury and damage. Employee hereby expressly agrees that the Company shall, in addition to all legal remedies, be entitled to the remedies of injunction, specific performance and other equitable relief to prevent or terminate a breach of this Agreement by Employee.
6.Governmental Regulation
Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, the latter shall prevail, but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.
7. Governing Law
This Agreement has been executed in Pennsylvania and shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding its rules on conflicts of laws. The parties hereby consent to the jurisdiction of any federal district court or state common pleas court located within Allegheny County, Pennsylvania, with the party initiating suit being empowered to select the court.
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9. Entire Agreement; Amendment
This Agreement sets forth the entire understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings relating to the subject matter and may only be amended by a written agreement signed by both parties hereto or their duly authorized representatives.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Brian H. Kelly
Employee Signature

Accepted:
L. B. FOSTER COMPANY

By: /s/ Stan L. Hasselbusch
Title: President